Nuveen Mortgage and Income Fund N-2/A

Exhibit 99.a.3

NUVEEN MORTGAGE OPPORTUNITY TERM FUND

AMENDMENT NUMBER 1 TO

AMENDED AND RESTATED DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of the Trust, acting pursuant to Section 4 of Article XIII of the Amended and Restated Declaration of Trust dated as of October 27, 2009 (the “Declaration of Trust”) of Nuveen Mortgage Opportunity Term Fund (the “Trust”), with the consent of shareholders holding more than fifty percent (50%) of Shares entitled to vote, do hereby amend the Declaration of Trust, effective as of October 14, 2019, as follows:

1.       The name of the Trust is hereby changed to “Nuveen Mortgage and Income Fund” and all references to the name of the Trust in the Declaration of Trust are amended accordingly.

2.       Paragraph (a) of Section 1 of Articles XIII is hereby amended by replacing it in its entirety by the following:

Section 1. Termination of Trust. (a) Unless terminated as provided herein, the Trust shall continue, without limitation of time. Except as may be set forth in any Statement relating to the issuance of Shares, the Trust, or any class or series thereof may be terminated at any time by the Trustees by written notice to the Shareholders without a vote of the shareholders of the Trust, or the class or series as the case may be, or by the affirmative vote of the shareholders entitled to vote at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Common Shares and Preferred Shares, voting as a single class, in the case of the termination of the Trust, or by the affected class or series as the case may be in the event of the termination of a class or series, unless such action has previously been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of Trustees fixed in accordance with this Declaration of Trust or the By-Laws, in which case the affirmative vote of the holders of at least a majority of the outstanding Common Shares and Preferred Shares, voting as a single class or the applicable class or series as the case may be, shall be required.

Except as amended hereby, the Declaration of Trust remains in full force and effect.

(signature page follows)

IN WITNESS WHEREOF, the undersigned, being a majority of Trustees of the Trust, have executed this instrument as of this 7th day of October 2019.

/s/ Margo L. Cook Margo L. Cook, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	/s/ Jack B. Evans Jack B. Evans, as Trustee 333 West Wacker Drive Chicago, Illinois 60606
/s/ William C. Hunter William C. Hunter, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	/s/ Albin F. Moschner Albin F. Moschner, as Trustee 333 West Wacker Drive Chicago, Illinois 60606
/s/ John K. Nelson John K. Nelson, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	/s/ Judith M. Stockdale Judith M. Stockdale, as Trustee 333 West Wacker Drive Chicago, Illinois 60606
/s/ Carole E. Stone Carole E. Stone, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	/s/ Terence J. Toth Terence J. Toth, as Trustee 333 West Wacker Drive Chicago, Illinois 60606
/s/ Margaret L. Wolff Margaret L. Wolff, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	/s/ Robert L. Young Robert L. Young, as Trustee 333 West Wacker Drive Chicago, Illinois 60606

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

October 16, 2019 02:29 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth